SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2012

Crown Alliance Capital Limited
(Exact name of registrant as specified in its charter)

Nevada	333-169346	27-2089124
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3601 Highway 7 East Suite # 203, Markham ON	L3R 0M3
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (905) 604-8877

_________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into A Material Definitive Agreement

On March 15, 2012, we entered into a Policy Purchase agreement (the “Agreement”) with Universal Settlements International, Inc. (“USI”). Pursuant to the Agreement, we have agreed to purchase all right, title, and interest in a portfolio of four (4) life insurance policies for a total purchase price of $570,000. The four policies we have agreed to purchase feature death benefits which total $4,500,000. We must deposit the full purchase price of $570,000 on or before April 23, 2012 in order to close our purchase of the four life insurance policies.

Under the Agreement, we will be required to pay all premiums due under each of the acquired policies until they mature. As detailed in Schedule 1 to the Agreement, the required premiums are expected to be a total of $12,850 per month for three of the policies being purchased, and $40,581.75 per quarter for the fourth policy. In connection with our execution of the agreement, we deposited $38,194.84 toward premiums due under the four policies.

As detailed on Schedule A to the Agreement, USI will provide certain services to us on an ongoing basis with regard to the policies purchased. These include policy management, premium management, and tracking services at a cost of $45 per month per policy, policy maturity servicing at a cost of $250 per policy, and life expectancy reviews at a cost of $25 per hour plus expenses.

The foregoing is a summary of the material provisions of our Agreement with USI and not a complete description of its terms. The full Agreement should be reviewed for additional information.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Policy Purchase Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Crown Alliance Capital Limited

/s/ Lorraine Fusco

Lorraine Fusco

President, Chief Executive Officer

Date: March 22, 2012

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